Exhibit 5.1 – Opinion of Igler & Dougherty, P.A.

Igler & Dougherty, P.A. Letterhead

July 22, 2003

Board of Directors
FPB Bancorp, Inc.
1301 SE Port St. Lucie Boulevard
Port St. Lucie, Florida 34952

RE: FPB Bancorp, Inc.’s Registration Statement on
        Form S-8 for 122,666 Shares of Common Stock

Ladies and Gentlemen:

     We have acted as counsel for FPB Bancorp, Inc. ("FPB") in connection with the proposed offering of the shares of its $.01 par value common stock covered by the above-described registration statement.

In connection therewith, we have examined the following:

  The Articles of Incorporation of FPB, as filed with the Secretary of State of the State of Florida;
  The Bylaws of FPB;
  1998 Stock Option Plan; and
  The registration statement, including all exhibits thereto.

     Based upon such examination and upon examination of such other instruments and records as we have deemed necessary, we are of the opinion that:

  FPB has been duly incorporated and is validly existing under the laws of the State of Florida.
  The 122,666 shares of $.01 par value common stock covered by the registration statement have been legally authorized and when issued in accordance with the terms described in said registration statement, will be validly issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the aforementioned registration statement on Form S-8 and to any amendments thereto. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

IGLER & DOUGHERTY, P.A. /s/ Igler & Dougherty, P.A.